Ex 2.1

                                  SUPERCOM Ltd.


            A company (hereinafter the "Company") limited by shrares
                 Incorporated for an indefinitive period of time
                    Under the laws of Israel on July 4, 1988
                            With registered office at
                                 3 Tidhar Street
                                     Raanana
                                     Israel


                               SHARE CERTIFICATE.



Representing in total _______________ordinary shares (the " Shares") , with nominal value of NIS 0.01 per share of the Company numbered from ___________ up to ___________.

Each Share of the Company is entitled to one vote at the general meeting of shareholders of the Company. The annual meeting of the Company is in principle held once a year, not later than 15 months after the last general meeting.

The authorized share capital of the Company is NIS 265.000 consisting of 26,500,000 Shares. The issued share capital is NIS 129, 068,720 consisting of 12,906,872 fully paid up shares.


[Date]

For and on behalf of the Company.





Eyal Tuchman                                                     Eli Rozen
 Secretary                                                 Chairman Of The Board


ISIN number: IL 0010830961

Common code: 9566198